JAGUAR MINING INC.

DEFERRED SHARE UNIT PLAN

1.	PREAMBLE AND DEFINITIONS

1.1	The Plan herein described shall be called the “Deferred Share Unit Plan” and is referred to herein as “the Plan”.

1.2	The purpose of the Plan is to assist the Company in the recruitment and retention of qualified persons to serve as Employees of the Company and to align the interests of such Employees with the long-term interests of the shareholders of the Company.

1.3	In the Plan, the following terms shall have the meanings indicated:

(a)	“Beneficiary” means any person designated by the Participant by written instrument filed with the Company to receive any amount payable under the Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate.

(b)	“Blackout Period” means a period when a Participant is prohibited from trading in the Company’s securities pursuant to the Company’s written policies then applicable or a notice in writing to a Participant by a senior Officer or Director of the Company.

(c)	“Board” or “Board of Directors” means the board of directors of the Company.

(d)	“Business Day” means each day other than a Saturday, Sunday or statutory holiday in Toronto, Ontario, Canada.

(e)	“Change of Control” means the purchase or acquisition of Shares and/or securities convertible into or exchangeable or exercisable for Shares as a result of which a person, group of persons or persons acting jointly or in concert, or persons who are associates of or affiliated with any such person, group or persons or any of such persons acting jointly or in concert, beneficially owns or exercises control or direction over Shares that would entitle such person, group of persons or person acting jointly or in concert to cast 50% plus one of the votes attaching to all Shares of the Company.

(f)	“Company” means Jaguar Mining Inc. or any subsidiary thereof and its successors and a reference in the Plan to action by the Company means an action taken with authority of the Board or such committee or person, if any, to whom the Board delegates its powers hereunder.

(g)	“Confirmation” has the meaning ascribed thereto in section 4.6.

(h)	“Director” means a director of the Company.

(i)	“DSU” means a right to receive, on a deferred basis, a previously unissued Share or cash subject to, and in accordance with, the terms of this Plan, credited to a Participant and reflected as an entry in a Participant’s DSU Account in accordance with the terms of this Plan.

(j)	“DSU Account” has the meaning ascribed thereto in section 4.2.

(k)	“Employee” means an employee of the Company.

(l)	“Event of Termination” means the termination of the employment of a Participant as an Employee or the cessation of a Participant as a Director or Officer, in any of the foregoing circumstances for any reason whatsoever, but provided that the Participant does not thereafter continue in the capacity of an Employee, Director or Officer. In the case of a termination of the employment of a Participant with the Company, the date of the Event of Termination shall be the date of the cessation of such Participant’s employment with the Company regardless of whether he or she is entitled to notice of termination or payment at law or under the terms of any employment contract and regardless of whether the termination of employment was lawful or unlawful. In the case of a cessation of a Participant as a Director or Officer, the date of the Event of Termination shall be the date that such Participant ceases to serve in such capacity.

(m)	“Exchange” means the TSX, TSX-V or any other stock exchange on which the Shares are then listed for trading, as applicable.

(n)	“Insider” means:

i.	a director or senior officer of the Company;

ii.	a director or senior officer of a company that is an Insider or subsidiary of the Company;

iii.	a Person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company; and

iv.	the Company itself if it holds any of its own securities.

(o)	“Market Price” means the price per Share computed on the basis of the closing market price of the Shares on the Exchange on which the securities of the Company are listed for the most recent Trading Day preceding the date on which a DSU is granted; provided that, if no Shares traded in the five Trading Days prior to such day, the Market Price shall be the average of the closing bid and ask prices over the last five Trading Days prior to such day, or if there have not been any bid and ask prices reported, the Market Price shall be the fair market value of a Share as determined by the Board.

(p)	“Officer” means an officer of the Company.

(q)	“Participant” means an individual who becomes a participant in the Plan in accordance with Article 3.

(r)	“Person” means a company or individual.

(s)	“Redemption Date” has the meaning ascribed thereto in Section 5.1.

(t)	“Redemption Notice” has the meaning ascribed thereto in Section 5.1.

(u)	“Share Compensation Plan” means any share option, share option plan, employee share purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to directors, full-time operating officers, employees and consultants of the Company (and its affiliates).

(v)	“Shareholder Approval” means approval by the Company shareholders in accordance with the rules of the Exchange on which the Shares are then listed.

(w)	“Shares” means the common shares in the capital of the Company, and includes any securities of the Company (or securities of any successor to the Company), which may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed into the common shares of the Company.

(x)	“Trading Day” means any date on which the Exchange on which the Shares are then listed is open for the trading of Shares.

(y)	“TSX” means the Toronto Stock Exchange.

(z)	“TSX-V” means the TSX Venture Exchange.

(aa)	“Vested DSUs” means DSUs that, as of such date the Company may determine when such DSUs are granted, have become redeemable.

2.	Construction and interpretation

2.1	In the Plan, references to the singular shall include the plural and vice versa, as the context shall require.

2.2	The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and the applicable laws of Canada.

2.3	If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part hereof.

2.4	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

3.	eligibility and ParticipATION

3.1	Every Employee, Officer or Director who is granted a DSU pursuant to this Plan is a Participant.

3.2	A person ceases to be eligible to receive grants of DSUs at such time as such person ceases to be an Employee, Officer or Director for any reason.

3.3	Nothing herein contained shall be deemed to give any person the right to be retained, appointed, nominated or elected as a Director or Officer or hired as an Employee.

4.	DSU Grants and Accounts

4.1	The Board may grant DSUs under this Plan at such time and in such amounts as the Board may determine.

4.2	An account, to be known as the “DSU Account”, shall be maintained by the Company for each Participant and will show the DSUs credited to a Participant from time to time.

4.3	Whenever cash dividends or distributions are paid on the Shares, additional DSUs will be credited to the Participant’s DSU Account. The number of such additional DSUs will be calculated by dividing the aggregate dividends or distributions that would have been paid to such Participant, if the DSUs in the Participant’s DSU Account had been Shares, by the Market Price on the date on which the dividends or distributions were paid on the Shares.

4.4	Fractional DSUs, to four decimal places, may be credited under the Plan.

4.5	Any vesting conditions (which may include time restrictions, performance conditions or a combination of both) for DSUs shall be determined by the Board in advance of any grants under section 4.1 hereof and set out in each Confirmation. Notwithstanding any other provision of this Plan, the Board may in its sole and absolute discretion accelerate and/or waive any vesting or other conditions for all or any DSUs for any Participant at any time and from time to time.

4.6	A Participant shall be credited with the DSUs allotted to that Participant pursuant to section 4.1 on the day so designated by the Board. The number of DSUs credited on the day designated by the Board shall be confirmed to the Participant in a letter in substantially the form set out as Schedule A (the “Confirmation”).

5.	redemption of DSUs

5.1	Vested DSUs shall be redeemed in whole or in part for Shares issued from treasury or, subject to the approval of the Company, cash, as elected by the Participant, on the date (the “Redemption Date”) on which the Participant delivers a written notice of redemption in the form of Schedule B hereto (a “Redemption Notice”) to the Company.

5.2	When a Participant dies, the value of the Vested DSUs credited to that Participant’s DSU Account shall be payable (by the issuance of Shares or cash as described in sections 5.3 and 5.4) to his or her Beneficiary on the Redemption Date.

5.3	In the event Vested DSUs are redeemed for Shares pursuant to this Section 5, subject to the provisions of the Plan, the Participant (or, where a Participant had died, his or her Beneficiary) shall receive a whole number of Shares from the Company equal to the whole number of DSUs then being redeemed from the Participant’s DSU Account. Such Shares shall be delivered within five Trading Days following the applicable Redemption Date. No fractional Shares shall be issued pursuant to this Plan and a fractional DSU shall not be entitled to a Share or any cash payment on a redemption.

5.4	In the event Vested DSUs are redeemed for cash pursuant to this Section 5, subject to the provisions of the Plan, the Company shall make, within five Trading Days after the Redemption Date, a cash payment to the Participant (or, where a Participant had died, to his or her Beneficiary), equal to the Market Price of the Shares otherwise deliverable to the Participant on the applicable Redemption Date.

5.5	Notwithstanding Sections 5.1 and 5.4, the Company may, in its sole and absolute discretion, refuse an election to redeem Vested DSUs for cash, upon which refusal such Vested DSUs shall instead be redeemed for Shares in accordance with Section 5.3.

5.6	Upon the occurrence of a Change of Control, all of such Participant’s unvested DSUs will automatically become Vested DSUs on the date such Change of Control occurs and all of such Participant’s Vested DSUs will be redeemed in accordance with this Section 5 in a manner that allows the Participant to participate in such Change of Control only if it is completed prior to the date of an Event of Termination (if any), as determined by the Board in its sole discretion.

5.7	Upon the occurrence of an Event of Termination, all of such Participant’s unvested DSUs will automatically terminate on the date of such Event of Termination, at which time all of such Participant’s Vested DSUs must be redeemed in accordance with this Section 5 within 90 days following the date such Event of Termination occurs, at which time any Vested DSUs which have not been redeemed will be cancelled.

5.8	Notwithstanding Sections 5.1-5.7 above, upon an Event of Termination, a Participant shall file a duly-completed Redemption Notice within 90 days of such Event of Termination. In the event a Participant fails to file a duly-completed Redemption Notice prior to the day that is 90 days after such Event of Termination, the applicable Vested DSUs shall automatically be redeemed for Shares in accordance with the provisions of this Section 5 and the Redemption Date shall be deemed to be such 90th day.

5.9	Notwithstanding the provisions of Sections 5.6-5.8 above, the Company may, in its sole and absolute discretion, at any time prior to or following any Event of Termination or Change of Control, permit the vesting and/or redemption of any or all DSUs held by the relevant Participant in the manner and on the terms authorized by the Company, provided that, subject to an extension pursuant to Section 5.15, the Board will not, in any case, authorize the vesting and/or redemption of DSUs pursuant to this section beyond a period of one year from the date on which an Event of Termination occurs.

5.10	The maximum number of Shares reserved for issuance under the Plan at any time shall be 11,111,111.

5.11	Unless disinterested Shareholder Approval within the meaning of the rules of the Exchange on which the Shares are then listed is obtained (or unless permitted otherwise by the rules of the Exchange on which the Shares are then listed): (i) the maximum number of Shares issuable to Insiders under the Plan and other Share Compensation Plans of the Company, at any time, shall not exceed 10% of the issued Shares; (ii) the maximum number of DSUs that may be granted to Insiders under the Plan and other Share Compensation Plans of the Company, within a 12-month period, shall not exceed 10% of the issued Shares calculated on the grant date of a DSU granted to any Insider; and (iii) the maximum number of DSUs which may be granted to any one Person under the Plan and other Share Compensation Plans of the Company, in any 12 month period, shall not exceed 5% of the issued Shares calculated on the grant date of such DSU.

5.12	In the event the Market Price would be determined with reference to a period commencing after a fiscal quarter end of the Company and ending prior to the public disclosure of interim financial statements for such quarter (or annual financial statements in the case of the fourth quarter), the calculation of the Market Price will be made with reference to the fifth Trading Day immediately following the date of public disclosure of the financial statements for that quarter.

5.13	All references in the Plan to currency refer to lawful Canadian currency.

5.14	A Participant shall be solely responsible for all federal, provincial, state and local taxes resulting from his or her receipt of DSUs, Shares or other property pursuant to this Plan, except to the extent that the Company has, directly or indirectly, withheld (a) cash for remittance to the statutory authorities and/or (b) Shares having a value equal to the cash to be remitted to the statutory authorities for sale on the Participant’s behalf. In this regard, the Company shall be able to deduct from any payments hereunder (whether in the form of Shares or cash) or from any other remuneration otherwise payable to a Participant any taxes that are required to be withheld and remitted. Each Participant agrees to indemnify and save the Company harmless from any and all amounts payable or incurred by the Company or any affiliate of the Company if it is subsequently determined that any greater amount should have been withheld in respect of taxes or any other statutory withholding.

5.15	Notwithstanding the foregoing, if the applicable Redemption Date for DSUs held by any Participant occurs during or within ten Business Days of the expiration of a Blackout Period applicable to such Participant, then the Redemption Date for such DSUs shall be extended to the close of business on the tenth Business Day following the expiration of the Blackout Period.

6.	anti-dilution

6.1	If the number of outstanding Shares of the Company shall be increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of stock dividend, the Board may make appropriate adjustments to the number of DSUs credited to a Participant. Any determinations by the Board as to the required adjustments shall be made in its sole and absolute discretion and all such adjustments shall be conclusive and binding for all purposes under the Plan.

7.	ADMINISTRATION

7.1	The Plan shall be administered by the Company in accordance with its provisions. All costs and expenses of administering the Plan will be paid by the Company. The Company may from time to time establish administrative rules and regulations relating to the operation of the Plan as it may deem necessary to further the purpose of the Plan and amend or repeal such rules and regulations. The Company may also delegate to any Director(s) or committee of Directors, Officer(s) or employee(s) of the Company such duties and powers as it may see fit.

7.2	The Board reserves the right, in its absolute discretion, to amend, suspend or terminate the Plan, or any portion thereof, at any time without obtaining Shareholder Approval, subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the Exchange on which the Shares are then listed), if any, that require Shareholder Approval. Such amendments may include, without limitation:

(i)	minor changes of a "house-keeping nature", including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan, or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(ii)	amending DSUs under the Plan, including with respect to either advancing the date on which any DSU may be redeemed for Shares, assignability and the effect of termination of a Participant, provided that such amendment does not adversely alter or impair any DSU previously granted to a Participant without the consent of such Participant;

(iii)	amendments necessary to comply with the provisions of applicable law or the applicable rules of the Exchange on which the Shares are then listed, including with respect to the treatment of DSUs granted under the Plan;

(iv)	amendments respecting the administration of the Plan;

(v)	amendments necessary to suspend or terminate the Plan; provided that such amendment does not adversely alter or impair any DSU previously granted to a Participant without the consent of such Participant; and

(vi)	any other amendment, fundamental or otherwise, not requiring Shareholder Approval under applicable laws or the applicable rules of the Exchange on which the Shares are then listed.

Notwithstanding the foregoing, the Company will be required to obtain:

(vii)	Shareholder Approval for any amendment related to the following (provided that such Shareholder Approval is then a requirement of the Exchange on which the Shares are then listed):

(A)	the eligibility of a Participant in the Plan;

(B)	removing or exceeding the limits on participation in the Plan;

(C)	increasing the maximum number of Shares which may be issued under the Plan; and

(D)	granting additional powers to the Board to amend the Plan without Shareholder Approval; and

(viii)	disinterested Shareholder Approval within the meaning of the rules of the Exchange on which the Shares are then listed for any amendment relating to a reduction in the value of a DSU held by an Insider (provided that such disinterested Shareholder Approval is then a requirement of the Exchange on which the Shares are then listed).

7.3	Any amendment to any provision of the Plan will be subject to any required regulatory or governmental approvals.

7.4	The Board may terminate the Plan at any time in its absolute discretion. If the Plan is so terminated, no further DSUs shall be granted, but the DSUs then outstanding shall continue in full force and effect in accordance with the provisions of the Plan. For the purposes of this Section 7, an amendment does not include an accelerated expiry of a DSU by reason of the fact that a Director, Officer or Employee ceases to be a Participant.

7.5	The determination by the Company of any question which may arise as to the interpretation or implementation of the Plan or any of the DSUs granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

7.6	The Company shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan. At such times as the Company shall determine, the Company shall furnish the Participant with a statement setting forth the details of the DSUs credited to each Participant in his or her DSU Account. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Company within 30 days after such statement is given to the Participant. Participants shall not be entitled to receive any certificate evidencing DSUs.

8.	general

8.1	The Plan shall enure to the benefit of, and be binding upon, the Company, its successors and assigns. The interest of any Participant under the Plan or in any DSU shall not be transferable or alienable by him or her either by pledge, assignment or in any other manner whatsoever and, during his or her lifetime, shall be vested only in him or her, but shall thereafter enure to the benefit of and be binding upon the Participant’s Beneficiary.

8.2	A Participant shall not have any rights as a shareholder in respect of any DSUs.

9.	right to FUNDS

9.1	Neither the establishment of the Plan, the crediting of DSUs or the setting aside of any funds by the Company (if, in its sole and absolute discretion, it chooses to do so) shall be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Company and no Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of creditors of the Company present or future. Amounts payable to any Participant under the Plan shall be a general, unsecured obligation of the Company. The right of the Participant or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Company.

10.	SUBJECT TO APPROVAL

10.1	To the extent a provision of the Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in full force and effect.

11.	date of plan

This Plan is instituted effective as of April 22, 2014.

SCHEDULE “A”

CONFIRMATION

TO:	________________(the “Participant”)

FROM:	Jaguar Mining Inc. (the “Company”)

DATE:	_______________

RE:	DSUs granted under the Deferred Share Unit Plan of the Company (the “Plan”)

__________________________________________________________________________

Reference is made to the Plan. Terms capitalized in this election have the meanings specified in the Plan.

This confirms the following award of DSUs that has been granted to the Participant and credited to the Participant’s DSU Account:

Number of DSUs	Vesting Terms

Delivery of this Confirmation, together with a copy of the Plan, constitutes acceptance by the Participant of all of the terms and conditions of the Plan.

JAGUAR MINING INC.

Per:
Name:
Title:

Acknowledged and agreed to as of the date first stated above.

Name: ●

SCHEDULE “B”

REDEMPTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

I hereby advise Jaguar Mining Inc. (the “Company”) that I wish to redeem ___________ of the DSUs credited to my account under the Company’s Deferred Share Unit Plan (the “Plan”) in accordance with the terms of the Plan as follows:

_____________ DSUs for Shares of the Company; and

_____________ DSUs credited to my account for cash, subject to the approval of the Company described below.

I acknowledge and agree that the redemption of my DSUs shall be in accordance with the terms of the Plan, including without limitation that any redemption of DSUs for cash shall be subject to the approval of the Company. In the event the Company does not approve such redemption for cash, I acknowledge and agree that the DSUs subject to such redemption shall instead be redeemed for Shares in accordance with the terms of the Plan.

Date: ____________________

(Name of Participant)

(Signature of Participant)

Note:	If the Redemption Notice is signed by a beneficiary or legal representative, documents providing the authority of such signature should accompany this notice.